NON-RECOURSE PROMISSORY NOTE


U.S. $14,850,000                                         Dated: October 1, 1998


         FOR VALUE RECEIVED, the undersigned, Robert G. Sarver Separate Property Trust dated as of September 29, 1997 ("Sarver"), HEREBY PROMISES TO PAY to the order of Zions Bancorporation ("Zions"), One South Main, Suite 1380, Salt Lake City, Utah, on the Maturity Date (as such term is defined in the Loan Agreement dated as of October 1, 1998 (the "Agreement") between Sarver and Zions), the principal sum of Fourteen Million Eight Hundred Fifty Thousand U.S. dollars (U.S. $14,850,000) (the "Loan"), or such lesser principal amount as is then due on such Maturity Date, together with interest on the unpaid principal amount of the Loan from the date hereof until such principal amount is paid in full, at the rate of 6.39%, compounded annually. Interest shall be calculated on the basis of the actual number of days involved and a year of 365 or 366 days, as the case may be, and shall be payable on the Maturity Date or upon prepayment as provided in the Agreement.

         Both principal and interest are payable to Zions in lawful money of the United States of America in immediately available funds.

         This Promissory Note is (i) the Note referred to in the Agreement, (ii) secured by the Collateral as defined in the Agreement and subject to the Security Agreement (as defined therein) and (iii) without recourse to Sarver. Reference is made to the Agreement with respect to the prepayment hereof.

         This Promissory Note shall be governed by, and construed in accordance with, the internal laws of the State of Utah.



                                        Robert G. Sarver Separate Property Trust dated as of September 29, 1997


                                        By: /s/ Robert G. Sarver
                                           -------------------------------------
                                           Name:  Robert G. Sarver, as Trustee